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                                                                     Exhibit 4.7

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                            PAC-WEST TELECOMM, INC.


                                   ARTICLE I
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          The name of this Corporation is Pac-West Telecomm, Inc.


                                  ARTICLE II
                                  ----------

          The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III
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          Section 1.  Authorized Shares.  The corporation is authorized to issue
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two classes of shares, to be designated common and preferred, respectively.  The corporation is authorized to issues 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

          Section 2.  Preferred Shares.  The shares of preferred stock may be
                      ----------------
issued in any number of series, as determined by the Board of Directors. The Board may, by resolution, establish the designation and number of shares of any such series, and may determine, alter or revoke the rights, preferences and restrictions pertaining to any wholly unissued series. The Board may thereafter, by resolution, alter the number of shares of any such series.

                                  ARTICLE IV
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          Section 1.  Elimination of Director Liability.  The liability of
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directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

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          Section 2.  Indemnification.  The Corporation is authorized to provide
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indemnification of agents (as defined in Section 317 of the California
Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

          Section 3.  Effect of Amendment.  Any amendment, repeal or
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modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.

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